Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Vertical Data Inc.

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Vertical Data Inc. (the “Company”) of our report dated December 29, 2025, with respect to our audit of the Company’s financial statements as of September 30, 2025 and 2024 and for the year ended September 30, 2025 and the period from May 3, 2024 (date of formation) through September 30, 2024.

We also consent to the reference to our Firm under the caption “Interest of Named Experts” in such Registration Statement.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

Rowland Heights, CA

October 2, 2026